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                                                                    Exhibit 99.1


FOR RELEASE: IMMEDIATELY

      FOR ADDITIONAL INFORMATION CONTACT: RICHARD G. JOHNSON, CHIEF FINANCIAL OFFICER - (201) 329-7300

      PHIBRO ANIMAL HEALTH CORPORATION ANNOUNCES THE SALE OF WYCHEM LTD.


      RIDGEFIELD PARK, NEW JERSEY, APRIL 29, 2005 - Phibro Animal Health Corporation (the "Company"), announced today that its subsidiaries, Ferro Metals and Chemicals Co., Ltd. (United Kingdom) and Koffolk (1949) Ltd. (Israel) have completed the sale of their jointly owned subsidiary Wychem Ltd. ("Wychem") for cash of US $4.75 million. The buyers included William A. Mathison, former head of the Specialty Chemicals Group of the Company, who retired in August 2004, and Terry Robinson, the present Managing Director of Wychem. Wychem is a manufacturer of pharmaceuticals intermediates located in Suffolk, United Kingdom.

      Gerald K. Carlson, CEO of the Company, stated, "The sale of Wychem marks the completion of our planned divestiture process initiated in 2002 and provides additional resources for the Company's focus on its core Animal Health & Nutrition and Specialty Chemicals businesses."

      For the nine months ended March 31, 2005, Wychem reported revenues of $3.9 million, operating income of $0.8 million and depreciation and amortization of $0.3 million. For the year ended June 30, 2004 Wychem reported revenues of $3.9 million, operating income of $0.6 million and depreciation and amortization of $0.4 million. The Company anticipates it will record a gain on sale of approximately $1.5 million in the June 2005 quarter. The Company will use the proceeds from the sale to pay down senior indebtedness and to reinvest in its businesses.

COMPANY DESCRIPTION

      The Company is a leading diversified global manufacturer and marketer of a broad range of animal health and nutrition products, specifically medicated feed additives ("MFAs") and nutritional feed additives, which the Company sells throughout the world predominantly to the poultry, swine and cattle markets. MFAs are used preventively and therapeutically in animal feed to produce healthy livestock. The Company is also a specialty chemicals manufacturer and marketer, serving numerous markets.
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FORWARD-LOOKING STATEMENTS

      This news release contains statements that, to the extent that they are not recitations of historical fact, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995,
Section 21E of the Securities Exchange Act of 1934. Such forward-looking information involves risks and uncertainties that could cause actual results to differ materially from those expressed in any such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's substantial leverage and potential inability to service its debt; the Company's dependence on distributions from its subsidiaries; risks associated with the Company's international operations and significant foreign assets; the Company's dependence on its Israeli operations; competition in each of the Company's markets; potential environmental liability; potential legislation affecting the use of medicated feed additives; extensive regulation by numerous government authorities in the United States and other countries; the Company's reliance on the continued operation and sufficiency of our manufacturing facilities; the Company's reliance upon unpatented trade secrets; the risks of legal proceedings and general litigation expenses; potential operating hazards and uninsured risks; the risk of work stoppages; the Company's dependence on key personnel; and other factors discussed in the Company's filings with the U.S. Securities and Exchange Commission.